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                                                                    EXHIBIT 99.1

SOURCE: HALO INDUSTRIES, INC.

HALO INDUSTRIES SEEKS CHAPTER 11 PROTECTION TO REORGANIZE ITS CORE PROMOTIONAL PRODUCTS BUSINESS

REORGANIZATION AND NEW FINANCING WILL ENHANCE LIQUIDITY AND STRENGTHEN CORE BUSINESS

CHICAGO, July 30 /PRNewswire/ -- HALO Industries (NYSE: HMK - NEWS), a promotional products industry leader, today announced that the Company has filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Today's filing included a series of routine first-day motions to conduct business as usual. Factors behind the Company's decision included several non-operating issues such as the lease on the headquarters building and the acquisition of Starbelly.com .

The filing, made today in the U.S. Bankruptcy Court in Wilmington, Delaware, provides protection for the Company's U.S. promotional products business including its Lee Wayne subsidiary. It excludes HALO's Canadian and European operations, Premier Promotions, HALO Sports, and its marketing subsidiary, UPSHOT, none of which seek Chapter 11 protection.

The filing will enable the Company to continue to conduct its business operations and control its assets while restructuring its financial obligations. Motions filed today reflect the Company's commitment to pay all employee wages, commissions and benefits, to accelerate payments to vendors for shipments, to protect customer deposits and credits, and a number of other operating matters. This will assure that employees of the Company will continue to be paid in the normal manner and their benefits will not be affected. The Company's 401(k) plan is fully funded and protected by federal law.

In addition, the Company announced that it has secured a $30 million debtor-in-possession financing facility from its existing lenders, LaSalle Bank and Comerica. This significant increase in its credit line represents a major vote of confidence. Together, the new financing arrangements and Chapter 11 protection will significantly enhance the Company's liquidity, providing sufficient funds to fully satisfy customer requirements and upcoming seasonal needs.

"After reviewing strategic options, our board of directors made the decision to relieve the business from past burdens," said Marc Simon, president and chief executive officer. "As we implement our recovery plan, we are fully committed to maintaining and protecting our valued relationships with our sales force, employees, customers, vendors and shareholders. To demonstrate that commitment, the Company is implementing an immediate vendor payment plan designed to ensure uninterrupted shipments to customers and protect the cash flow of our vendors. Today's action is in line with my stated priority to restore the financial health of our Company while focusing on our core promotional products business. It is all about retention of our valuable business."

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Today's announcement follows a series of strategic initiatives taken by HALO under the direction of Marc Simon, the Company's new president and chief executive officer, who was brought in five months ago to restore the Company to financial health. In the second quarter, HALO sold two non-core business units, Lipson, Alport, Glass & Associates (LAGA) and Market USA, as well as its interest in iDentify, generating $80 million of cash. During this period, the company significantly reduced overhead.

"Today's action demonstrates our belief in and commitment to the long-term future of our promotional products business. Our strong sales force, blue- chip client list and longstanding vendor relationships continue to give us competitive advantages that we intend to convert into a profitable future once we unburden ourselves from the past," said Simon. "We are determined to emerge a stronger company."

About HALO

HALO Industries, Inc. (NYSE: HMK - NEWS) is the world's largest distributor of promotional products.

Safe Harbor

Certain statements in this press release regarding HALO's long-term success, including its ability to continue conducting its business operations and its intent to achieve a profitable future, are forward-looking statements that invoke substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HALO's Annual Report on Form 10-K and quarterly report on Form 10-Q for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

CONTACT: Larry Larsen of Fleishman-Hillard, +1-312-751-3617, for HALO
Industries.

SOURCE: HALO INDUSTRIES, INC.